Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

GASTAR EXPLORATION TEXAS, LP

AS SELLER,

GASTAR EXPLORATION USA, INC.

AS SELLER GUARANTOR

AND

CUBIC ENERGY, INC.

AS BUYER

DATED APRIL 19, 2013

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.01	Defined Terms	1
Section 1.02	Interpretation	10

ARTICLE II
ASSETS

Section 2.01	Agreement to Sell and Purchase	10
Section 2.02	Assets	10
Section 2.03	Excluded and Reserved Assets	11
Section 2.04	Revenues and Expenses	12

ARTICLE III
CONSIDERATION

Section 3.01	Purchase Price	13
Section 3.02	Deposit	13
Section 3.03	Allocated Values	13

ARTICLE IV
TITLE MATTERS

Section 4.01	General Disclaimer of Title Warranties and Representations	14
Section 4.02	Special Warranty	14
Section 4.03	Recovery on Special Warranty	14
Section 4.04	Title Examination Period	15
Section 4.05	Title Defects	15
Section 4.06	Notice of Title Defects	16
Section 4.07	Remedies for Title Defects	17
Section 4.08	Title Benefits	17
Section 4.09	Limitations	18
Section 4.10	Title Defect Amount	18
Section 4.11	Resolution of Title and Environmental Matters	19
Section 4.12	Consents to Assign	20

ARTICLE V
ENVIRONMENTAL

Section 5.01	Environmental Examination Period	21
Section 5.02	Environmental Defect	22
Section 5.03	Notice of Environmental Defects	22
Section 5.04	Remedies for Environmental Defects	22
Section 5.05	Limitations	23

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01	Representations and Warranties of Seller and Seller Guarantor	24

i

EXHIBITS

Exhibit A	Part 1	Leases/Allocated Values
Exhibit A	Part 2	Wells/Allocated Values
Exhibit A	Part 3	Easements, Rights-of-Way, Surface Fees and Surface Leases
Exhibit A	Part 4	Field Offices
Exhibit A	Part 5	Material Contracts
Exhibit A	Part 6	Vehicles
Exhibit B	—	Excluded Assets
Exhibit C	—	Form of Assignment

SCHEDULES

Schedule 1.01	—	Knowledge
Schedule 4.05	—	Title Defects
Schedule 6.01(c)	—	Consents
Schedule 6.01(e)	—	Noncontravention
Schedule 6.01(f)	—	Litigation
Schedule 6.01(g)	—	Brokers’ Fees
Schedule 6.01(i)	—	Taxes
Schedule 6.01(j)	—	Royalty Payments
Schedule 6.01(k)	—	Hydrocarbon Sales
Schedule 6.01(l)	—	Environmental Notices
Schedule 6.01(m)	—	Compliance with Laws
Schedule 6.01(o)	—	AFEs
Schedule 6.01(p)	—	Preferential Purchase Rights
Schedule 6.01(q)	—	Imbalances
Schedule 6.01(r-1)	—	Payout Balances
Schedule 6.01(r-2)	—	Payout Balances
Schedule 6.02(c)	—	Consents
Schedule 7.04	—	Interim Period Operations

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 19th day of April, 2013, by and among Gastar Exploration Texas, LP, a Delaware limited partnership (“Seller”), Gastar Exploration USA, Inc., a Michigan corporation (“Seller Guarantor”) and Cubic Energy, Inc., a Texas corporation (“Buyer”).  Buyer and Seller are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

W I T N E S S E T H:

Seller desires to sell and assign, and Buyer desires to purchase and pay for all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“3D Seismic Data” shall mean the three dimensional geophysical and geological seismic data (3D seismic data) acquired by Seller pursuant to the 3D Seismic License, including, without limitation, all 3D seismic data related to the Flynn 3-D Survey in Leon and Robertson, Counties, Texas.

“3D Seismic License” shall mean that certain Supplemental Agreement No. 1, dated June 5, 2006, between Seller and PGS Onshore, Inc.

“Accounting Arbitrator” shall have the meaning given that term in Section 9.02(e).

“Adjusted Purchase Price” shall have the meaning given that term in Section 3.01.

“AFEs” shall have the meaning given that term in Section 6.01(o).

“Affiliate” shall mean any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified.  For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, direct or indirect, to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Agreed Closing Statement” shall have the meaning given that term in Section 9.02(c).

“Agreement” shall have the meaning given that term in the preamble.

“Allocated Value” shall have the meaning given that term in Section 3.03.

“Assets” shall have the meaning given that term in Section 2.02.

“Assignments” shall have the meaning given that term in Section 9.03(a).

“Assumed Obligations” shall have the meaning given that term in Section 12.01.

“Burdened Lease” shall have the meaning given that term in Section 10.02.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Houston, Texas are authorized or obligated by Law to close.

“Buyer” shall have the meaning given that term in the preamble.

“Buyer Indemnitees” shall mean Buyer and its members, partners, shareholders and Affiliates, and the officers, board of directors and/or managers, employees, agents and representatives of all of the foregoing Persons.

“Claim” shall have the meaning given that term in Section 12.11(b).

“Claim Notice” shall have the meaning given that term in Section 12.11(b).

“Closing” shall have the meaning given that term in Section 9.01.

“Closing Date” shall have the meaning given that term in Section 9.01.

“Closing Statement” shall have the meaning given that term in Section 9.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended and any successor statute thereto.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Gastar Exploration Texas, LP, a Delaware limited partnership, and Creta Energy, LLC, a Texas limited liability company, dated December 5, 2012.

“Consent” shall have the meaning given that term in Section 6.01(c).

“Consultant” shall have the meaning given that term in Section 4.11.

“Contracts” shall have the meaning given that term in Section 2.02(g).

“Defect Deductible” shall have the meaning given that term in Section 4.09.

“Defensible Title” shall have the meaning given that term in Section 4.05.

“Deposit” shall have the meaning given that term in Section 3.02(a).

“Designated Formations” shall mean the following formations as they are found underlying the Leases: Wilcox; Austin Chalk; Sub-Clarksville; Eagleford; Woodbine; Buda; Georgetown; Paluxy; Glen Rose; Pettet; Cotton Valley — Knowles Limestone; Upper Bossier; Middle Bossier; and Lower Bossier.

“Dispute Notice” shall have the meaning given that term in Section 9.02(c).

“Effective Time” shall mean 7:00 a.m. Houston time on January 1, 2013.

“Environmental Defect” shall have the meaning given that term in Section 5.02.

“Environmental Defect Amount” shall have the meaning given that term in Section 5.04(a).

“Environmental Defect Notice” shall have the meaning given that term in Section 5.03.

“Environmental Defect Property” shall have the meaning given that term in Section 5.03.

“Environmental Examination Period” shall have the meaning given that term in Section 5.01.

“Environmental Laws” shall mean applicable federal, state and local Laws (in each case, as the same have been amended prior to the date of this Agreement) pertaining to the environment (including natural resources), the prevention of pollution, the remediation of contamination, or the restoration of environmental, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990.

“Excluded Assets” shall have the meaning given that term in Section 2.03.

“Facilities” shall have the meaning given that term in Section 2.02(c).

“Files” shall have the meaning given that term in Section 2.02(i).

“Final Accounting Statement” shall have the meaning given that term in Section 9.02(c).

“Financial Records” shall mean, to the extent in Seller’s possession, all available financial information relating to the Assets for the last two years to the extent necessary to comply with Section 10.04, including, but not be limited to, all general ledgers, journals, revenue logs, operating reports, invoices and any other underlying supporting documents that may be needed to prepare audited and proforma financial statements of the Assets as a result of this transaction.

“Governmental Authority” shall mean any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over any of the Assets.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Income Taxes” shall mean any income, franchise and similar Taxes.

“Indemnitee” shall have the meaning given that term in Section 12.11(a).

“Indemnitor” shall have the meaning given that term in Section 12.11(a).

“Indemnity Deductible” shall have the meaning given that term in Section 12.05(a).

“Interim Period” shall mean that period commencing on the date of the execution of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement.

“Knowledge” shall mean, with respect to Seller and Buyer, the actual knowledge (without investigation) of the Persons listed on Schedule 1.01 hereto.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning given that term in Section 2.02(a).

“Liabilities” shall mean, except as provided in Section 12.10, any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses,  including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Liens” shall mean any mortgage,  lien, security interest or other charge or encumbrance, any financing lease having substantially the same economic effect as any of the foregoing, any assignment of the right to receive income, or any other type of preferential arrangement.

“Lowest Cost Response” shall mean the response allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets) as compared to any other response that is allowed under Environmental Laws.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation, or value of the

Assets taken as a whole and as currently operated as of the date of this Agreement, or an occurrence or event that materially hinders or impedes the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that no change, effect, event, occurrence, state of facts or development that arises or results from the following shall constitute a Material Adverse Effect:  (a) changes in general economic, capital market, regulatory or political conditions or changes in applicable Law or the interpretation therefore that, in any case, do not disproportionately affect the Assets in any material respect; (b) changes that affect generally the oil and gas industry in the area where the Assets are located and do not disproportionately affect the Assets in any material respect; (c) the declaration by the United States of a national emergency or acts of war or terrorism or act of God that, in any case, do not disproportionately affect the Assets in any material respect; (d) the entry into or announcement of the transactions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (e) any changes in commodity prices; (f) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; or (g) any decline in Well performance.

“Material Contract” shall mean the following (excluding any Leases) to the extent relating to the Assets:

(a)                                 any Contract that (i) can reasonably be expected to result in aggregate payments by Seller of more than $37,500 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) and (ii) cannot be terminated without penalty on 90 days or less notice;

(b)                                 any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $37,500 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c)                                  any purchase and sale, transportation, processing, refining or similar Contract (in each case) to which Seller is a party or to which the Assets are subject to that is not terminable without penalty on 90 days or less notice;

(d)                                 any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which any of the Assets are subject and all related security agreements or similar agreements associated therewith, unless such Assets are to be released from such Contracts on or before the Closing; and

(e)                                  any Contract between an Affiliate of Seller and Seller that will not be terminated on or prior to Closing.

“Operating Expenses” means all operating expenses (including costs of insurance and Production Taxes) and capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and Overhead Costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding (a) Liabilities for personal injury or death, property damage or violation of any Law, (b) obligations to plug Wells, dismantle Facilities, close pits or restore the surface around such Wells, Facilities and pits, (c) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, Facilities or personal property under applicable Environmental Laws, (d) obligations with respect to Imbalances, and (e) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense.

“Overhead Costs” shall mean, with respect to each Well operated by Seller or any of its Affiliates, (a) the overhead amount under the joint operating agreement applicable to such Well that would be attributable to Seller’s interest therein for the period of time from and after the Effective Time up to (and including) the Closing Date, or (b) if no such joint operating agreement is in existence with respect to any Well, then the amount obtained by multiplying (i) $40 per day for such Well operated by Seller or any of its Affiliates by (ii) the number of days elapsing from and after the Effective Time up to (and including) the Closing Date.

“Parties” shall have the meaning given that term in the preamble.

“Permitted Encumbrances” shall mean any of the following:

(a)                                 the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to Seller its interests in any of the Assets, including the Leases and assignments thereof, to the extent that such agreements, instruments and documents do not (i) operate to reduce any net revenue interest of Seller (as set forth in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable) or increase any working interest of Seller (as set forth in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable) without a proportionate increase in the corresponding net revenue interest of Seller, or (ii) materially, adversely affect the use, value, or operation of the Assets as currently operated;

(b)                                 any (i) undetermined or inchoate Liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanic’s, repairman’s, vendor’s, construction, employee’s, contractor’s, operator’s or other similar Liens or charges for the payment of expenses arising in the ordinary course of business (in each case) that are not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

(c)                                  any Liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

(d)                                 any Liens or security interests created by Law, reserved in oil and gas leases for royalties, bonuses or rentals or created to secure compliance with the terms of the agreements, instruments and documents that create or reserve to Seller its interests in the Assets or govern the operation thereof;

(e)                                  any obligations or duties affecting the Assets to any municipality or Governmental Authority with respect to any franchise, grant, license or permit and all applicable Laws;

(f)                                   any easements, rights-of-way, servitudes, licenses, permits and other similar rights for the purposes of pipelines, transmission lines, Facilities or other similar fixtures or personalty;

(g)                                  all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on, or deductions from the proceeds of production, that do not operate to reduce any net revenue interest of Seller (as set forth in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable) or increase any working interest of Seller (as set forth in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable) without a proportionate increase in the corresponding net revenue interest of Seller, and any other matters set forth on Exhibit A—Part 1 or Exhibit A—Part 2;

(h)                                 preferential rights to purchase or similar agreements which, if applicable, have been waived by the appropriate parties or for which the time period for asserting such rights has expired without the exercise of such rights;

(i)                                     Third Party consents to assignments or similar agreements which, if applicable, have been obtained or waived by the appropriate parties or which cannot be unreasonably withheld, required notices of which need not be delivered prior to an assignment;

(j)                                    conventional rights of reassignment;

(k)                                 such Title Defects as Buyer may have waived or for which a remedy is provided at Closing pursuant to Section 4.07;

(l)                                     all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein by Seller;

(m)                             all Contracts, including all production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements, (in each case) that do not operate to reduce any net revenue interest of Seller (as set forth in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable) or increase any working interest of Seller (as set forth in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable) without a proportionate increase in the corresponding net revenue interest of Seller;

(n)                                 defects based on a gap in Seller’s chain of title in the state’s records as to state Leases, or in the county records as to other Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(o)                                 all defects and irregularities affecting the Assets that do not operate to reduce any net revenue interest of Seller (as set forth in Exhibit A—Part 1 or  Exhibit A—Part 2, as applicable), increase any working interest of Seller (as set forth in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable) without a proportionate increase in the corresponding net revenue interest of Seller or otherwise interfere materially with the operation or use of the Assets as currently operated; and

(p)                                 any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract for borrowed money, (in each case) to which any of the Assets are subject and all related security agreements or similar agreements associated therewith, so long as such Assets are released as security under such Contracts on or before the Closing.

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Production Taxes” means ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, (i) Income Taxes and (ii) Transfer Taxes.

“Properties” shall have the meaning given that term in Section 2.02(b).

“Purchase Price” shall have the meaning given that term in Section 3.01.

“Purchase Price Allocation” shall have the meaning given that term in Section 3.03.

“Royalties” shall have the meaning given that term in Section 6.01(j).

“Seller” shall have the meaning given that term in the preamble.

“Seller Guarantor” has the meaning given that term in the preamble.

“Seller Indemnitees” shall mean Seller, Seller Guarantor and their respective members, partners, shareholders, Affiliates, successors and assigns, and the officers, board of directors and/or managers, employees, agents, and representatives of all of the foregoing Persons.

“Seller Operated Assets” shall have the meaning given that term in Section 7.07.

“Special Warranty” shall have the meaning given that term in Section 4.02.

“Special Warranty Notices” shall have the meaning given that term in Section 4.03.

“Taxes” means any taxes, assessments and other governmental charges imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any reasonable expenses incurred in connection with the determination, settlement or litigation of the Tax liability.

“Tax Returns” shall mean any report, return, information statement, payee statement or other information required to be provided to any Governmental Authority with respect to Taxes or any schedule or attachment thereto or any amendment thereof, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Benefit” shall mean any right, circumstance or condition that operates (a) to increase the net acres (in the case of a Lease) or the net revenue interest (in the case of a Lease or Well) of Seller above that shown on Exhibit A—Part 1 or Exhibit A—Part 2, as applicable, to the extent not causing a greater than proportionate increase in Seller’s working interest in such Lease or Well above that shown in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable, or (b) to decrease the working interest of Seller in any Lease or Well below that shown for such Lease or Well in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable, to the extent the same causes a decrease in Seller’s working interest that is proportionately greater than the decrease in Seller’s net revenue interest therein below that shown in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable.

“Title Benefit Amount” shall have the meaning given that term in Section 4.08(b).

“Title Benefit Property” shall have the meaning given that term in Section 4.08(a).

“Title Defect” shall have the meaning given that term in Section 4.05.

“Title Defect Amount” shall have the meaning given such term in Section 4.07(a).

“Title Defect Notice” shall have the meaning given such term in Section 4.06.

“Title Defect Property” shall have the meaning given such term in Section 4.06.

“Title Examination Period” shall have the meaning given that term in Section 4.04.

“Top Lease” shall have the meaning given that term in Section 10.02.

“Transfer Taxes” shall have the meaning given that term in Section 14.01.

“Unit Interests” shall have the meaning given that term in Section 2.02(a).

“Wells” shall have the meaning given that term in Section 2.02(b).

Section 1.02                             Interpretation.  As used in this Agreement, unless the context otherwise requires, the term “includes” and its syntactical variants means “includes but is not limited to.”  The headings and captions contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof.  Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.  All references herein to “Sections” and “Articles” in this Agreement shall refer to the corresponding section and article of this Agreement unless specific reference is made to such sections of another document or instrument.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.

ARTICLE II
ASSETS

Section 2.01                             Agreement to Sell and Purchase.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer all of Seller’s right, title and interest in and to the Assets.

Section 2.02                             Assets.  Subject to Section 2.03, the term “Assets” shall mean, less and except the Excluded Assets, all of Seller’s right, title and interest in and to:

(a)                                 (i) all oil and gas leases owned or claimed by Seller in Leon and Robertson Counties, Texas, including, but not limited to, those oil and gas leases more particularly described in Exhibit A — Part 1 (Seller’s interests in such leases, including all overriding royalty interests, collectively, the “Leases”), and (ii) the interests in any units or pooled or communitized lands arising on account of the Leases having been unitized or pooled into such units or with such lands (Seller’s interests in such units, the “Unit Interests”);

(b)                                 all existing (on or after the date of this Agreement but prior to Closing) oil and gas wells attributable to the Leases or Unit Interests (Seller’s interests in such wells, collectively and including the wells set forth on Exhibit A—Part 2, the “Wells”, and the Leases, the Unit Interests and the Wells being collectively referred to hereinafter as the “Properties”);

(c)                                  all production facilities, structures, tubular goods, well equipment, lease equipment, production equipment, pipelines, inventory and all other personal property, fixtures and facilities to the extent appurtenant to or used in connection with the Properties (collectively, the “Facilities”);

(d)                                 all permits, licenses, servitudes, easements, rights-of-way, surface fee interests and other surface use agreements to the extent used in connection with the ownership or operation of the Properties or the Facilities, including those described in Exhibit A-Part 3;

(e)                                  the offices described on Exhibit A — Part 4, including the computers, furniture and other personal property located therein, and the lands and leases associated therewith, including those described in Exhibit A — Part 4;

(f)                                   the Hydrocarbons produced from or attributable to the Properties from and after the Effective Time and all Hydrocarbons produced therefrom prior to the Effective Time that are in storage prior to sale and that are upstream of the sales metering point as of the Closing Date;

(g)                                  all contracts and agreements, including the contracts and agreements listed in Exhibit A  — Part 5 (collectively, the “Contracts”);

(h)                                 all Imbalances relating to the Properties;

(i)                                     all of those records, files, contracts, orders, agreements, permits, licenses (including the 3D Seismic License to the extent permitted by such license, and subject to Buyer’s payment of any fees pursuant to such license), easements, maps, data (including the 3D Seismic Data to the extent permitted by the 3D Seismic License, and subject to Buyer’s payment of any fees pursuant to such license), schedules, reports and logs relating to the Assets (collectively referred to as the “Files”); and

(j)                                    all vehicles described in Exhibit A — Part 6.

Section 2.03                             Excluded and Reserved Assets.  The Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the Excluded Assets.  The “Excluded Assets” shall mean:

(a)                                 any trade credits, accounts receivable, proceeds or revenues attributable to the Assets and accruing prior to the Effective Time;

(b)                                 all Hydrocarbons produced from or attributable to the Properties with respect to any periods of time prior to the Effective Time that are not in storage prior to sale and that are upstream of the sales metering point as of the Closing Date, and all proceeds attributable thereto;

(c)                                  all refunds of costs, Production Taxes or expenses attributable to any periods of time prior to the Effective Time, and all refunds, credits, net operating losses and similar Tax assets attributable to Income Taxes imposed on Seller, its Affiliates and/or its direct and indirect owners;

(d)                                 all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Properties, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;

(e)                                  all bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets;

(f)                                   all rights, titles, claims and interests of Seller or its Affiliates under any insurance policy or agreement, to any insurance proceeds or to or under any bond or bond proceeds, in each such case attributable to acts, events or occurrences prior to the Effective Time;

(g)                                  all rights and claims relating to the Assets and attributable to periods of time prior to the Effective Time;

(h)                                 all patents, patent applications, logos, service marks, copyrights, trade names or trademarks of or associated with Seller, its Affiliates or their businesses;

(i)                                     all privileged attorney-client (i) communications and (ii) other documents (other than title opinions);

(j)                                    all materials and information that cannot be disclosed to Buyer as a result of confidentiality obligations to Third Parties (other than the 3D Seismic Data to the extent permitted by the 3D Seismic License, and subject to Buyer’s payment of any fees pursuant to such license);

(k)                                 all audit rights arising under any of the Contracts with respect to any periods of time prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances;

(l)                                     all valuations, bidder lists, and communications with marketing advisors developed or prepared in connection with marketing the Assets;

(m)                             the rights, titles or interests described in Exhibit B;

(n)                                 all amounts paid by any Person to Seller or its Affiliates as overhead for periods of time accruing prior to the Effective Time under any joint operating agreements burdening the Assets;

(o)                                 all master service agreements between Seller and any Third Party; and

(p)                                 all amounts paid by other working interest owners to Seller or its Affiliates or Buyer for such working interest owners’ share of lease renewal payments with respect to Leases renewed prior to Closing.

Section 2.04                             Revenues and Expenses.  Subject to the provisions hereof, including Section 9.02(a)(v), Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses (in each case) attributable to the Assets for the period of time prior to the Effective Time.  Subject to the provisions hereof, from and after Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all Operating Expenses (in each case) attributable to the Assets for the period of time from and after the Effective Time.  All Operating Expenses attributable to the Assets (in each case) that are: (a) incurred with respect to operations conducted or Hydrocarbons produced prior to the Effective Time shall be paid by or allocated to

Seller and (b) incurred with respect to operations conducted or Hydrocarbons produced from and after the Effective Time shall be paid by or allocated to Buyer.  Seller shall, upon receipt of any amounts owed to Buyer under this Section 2.04 that are not accounted for in the Final Accounting Statement, promptly deliver any such amounts to Buyer.  Buyer shall, upon its receipt of any amounts owed to Seller under this Section 2.04 that are not accounted for in the Final Accounting Statement, promptly deliver any such amounts to Seller.

ARTICLE III
CONSIDERATION

Section 3.01                             Purchase Price.  The consideration for the purchase, sale and assignment of the Assets by Seller to Buyer is Buyer’s payment to Seller of the sum of Forty-Six Million Dollars ($46,000,000.00) (the “Purchase Price”), as adjusted pursuant to this Agreement (the “Adjusted Purchase Price”).  The Adjusted Purchase Price, less the Deposit, shall be paid by Buyer to Seller at the Closing by means of a completed wire transfer in immediately available funds to the account of Seller as designated by Seller to Buyer in writing prior to the Closing.

Section 3.02                             Deposit.

(a)                                 Concurrently with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds with Seller the sum of Two Million Three Hundred Thousand Dollars ($2,300,000.00), representing 5% of the Purchase Price (the “Deposit”).  If Closing occurs, the Deposit shall be applied toward the Purchase Price at the Closing.

(b)                                 If (i) all conditions precedent to the obligations of Buyer set forth in Section 8.02 have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of:  (A) the failure of Buyer to perform any of its material obligations hereunder or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the date of this Agreement and the Closing, then, in either event, Seller shall have the right to terminate this Agreement and retain the Deposit as liquidated damages.  The provision for payment of liquidated damages in this Section 3.02(b) has been included because, in the event of a termination of this Agreement described in this Section 3.02(b), the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(c)                                  If this Agreement is terminated by the mutual written agreement of Buyer and Seller or if the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 3.02(b), then Buyer shall be entitled to the immediate return of the Deposit, free of any claims by Seller with respect thereto.  Buyer and Seller shall thereupon have the rights and obligations set forth in Section 11.02.

Section 3.03                             Allocated Values.  Buyer and Seller agree that the unadjusted Purchase Price is allocated among the Assets in the amounts set forth in Exhibit A—Part 1 and Exhibit A—Part 2 (the “Purchase Price Allocation”).  The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Exhibit A—Part 1 or Exhibit A—Part 2 and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein.  Buyer and Seller agree that (a) the Purchase Price Allocation, as adjusted for any changes (including changes to the Allocated Values), shall be used by Seller and Buyer as the basis for reporting Asset values and other items for purposes of all federal, state and local income Tax Returns, including without limitation Internal Revenue Service Form 8594, which Buyer and Seller shall timely file with the Internal Revenue Service and (b) neither they nor their Affiliates will take positions inconsistent with the Purchase Price Allocation or Allocated Values (as each is adjusted) in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders or in other documents or notices relating to the transactions contemplated by this Agreement; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings.

ARTICLE IV
TITLE MATTERS

Section 4.01                             General Disclaimer of Title Warranties and Representations.  Except for the Special Warranty of title as set forth in Section 4.02 and without limiting Buyer’s remedies for Title Defects set forth in this ARTICLE IV, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 4.07 and (ii) after Closing, shall be pursuant to the Special Warranty of title set forth in Section 4.02.

Section 4.02                             Special Warranty.  If the Closing occurs, then effective as of the Closing Date, Seller warrants Defensible Title to the Wells and Leases against every Person whomsoever lawfully claiming the same or any part thereof by, through or under Seller, or any Affiliates of Seller, as applicable, as of the Closing Date, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”).

Section 4.03                             Recovery on Special Warranty.  From and after the expiration of the Title Examination Period, Buyer shall be entitled to furnish Seller written claim notices meeting the requirements of Section 4.06 setting forth any and all matters which Buyer intends to assert as a breach of Seller’s Special Warranty (collectively the “Special Warranty Notices” and individually a “Special Warranty Notice”).  Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer pursuant to this Section 4.03.  Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such breach.  For purposes of the Special Warranty, the value of the Wells and/or Leases set forth on Exhibit A—Part 1 or Exhibit A—Part 2, as applicable, shall be deemed to be the Allocated Value thereof, as may be adjusted herein.  Buyer’s recovery on the Special Warranty shall be limited to the Allocated Value of such Well or Lease, without duplication of any recovery by Buyer pursuant to Section 4.07.  Seller shall be entitled to offset amounts attributable to any breach of the Special Warranty with respect to any Asset by the amount of Title Benefits with respect to such Asset; provided that Seller has given Buyer notice of such Title Benefit prior to the date that is 30 days following the date Seller receives the applicable Special Warranty Notice.

Section 4.04                             Title Examination Period.  Commencing on the date of the execution of this Agreement and ending May 24st, 2013 at 5:00 p.m. Houston time (the “Title Examination Period”), Seller shall, subject to Section 7.01, (a) permit Buyer and/or its representatives to examine, in a reasonable manner, during regular business hours and in Seller’s and its Affiliates’ offices, all abstracts of title, title opinions, title files, ownership maps, Property files, assignments, division orders, operating records and agreements (including the Contracts), and all other non-confidential and non-proprietary documents and files pertaining to the Assets insofar as same may now be in existence and in the possession of Seller or its Affiliates  and (b) subject to Third Party operator approval and the provisions of Section 7.01 hereof, permit Buyer and/or its representatives, during regular business hours and at Buyer’s sole risk, cost and expense, to conduct reasonable inspections of the Assets (other than environmental inspections which are covered by Section 5.01 hereof).

Section 4.05                             Title Defects.  An Asset shall be deemed to have a “Title Defect”:

(a)                                 if Seller is found to have less than Defensible Title thereto, without duplication.  For purposes of this Agreement, the term “Defensible Title” shall mean such title of Seller that, subject to and except for the Permitted Encumbrances:

(i)                                     with respect to any Well and Lease (but limited to any currently producing interval and the Designated Formations and subject to any depth restrictions set forth in Exhibit A—Part 1 or Exhibit A—Part 2):

(A)                               entitles Seller to receive not less than the amount set forth in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable, as the net acres for such Lease or the net revenue interest for such Lease or Well of all Hydrocarbons produced, saved and marketed from such Lease or Well, without reduction of such interest throughout the duration of the life of such Lease or Well, except (1) as set forth in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable, (2) decreases in connection with those operations in which Seller may from and after the date of this Agreement be a non-consenting co-owner, (3) decreases resulting from the establishment or amendment of pools or units from and after the date of this Agreement, and (4) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries;

(B)                               obligates Seller to bear the percentage of the costs and expenses relating to the maintenance, development and operation of such Lease or Well not greater than the working interest for such Lease or Well (shown in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable), without increase throughout the duration of the life of such Lease or Well, except (1) as set forth in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable, (2) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, and (3) increases to the extent that they are accompanied by a proportionate increase in Seller’s corresponding net revenue interest (set forth in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable); and

(ii)                                  is free and clear of all liens and encumbrances;

(b)                                 if a Lease has terminated for failure to produce Hydrocarbons in sufficient quantities under the terms of the applicable Lease or in accordance with law, whichever shall apply; and

(c)                                  if a Lease identified on Exhibit A Part 1 is a Lease not held by production with a primary term expiring on or before September 30, 2013 which has been Top Leased (as defined in Section 10.02).

Notwithstanding the foregoing, none of the following shall constitute a Title Defect:  (1) the loss of or reduction of interest in any Lease, Well or other Property following the date hereof due to any election or decision made by Seller in accordance with applicable joint operating agreements as permitted under this Agreement, so long as such election or decision is made in accordance with Section 7.04 of this Agreement; (2) the expiration of the primary term or secondary term of any Lease so long as Seller has obtained a renewal or extension of such Lease with a renewed or extended term which does not expire prior to September 30, 2013; (3) defects based solely on (A) lack of information in Seller’s or its Affiliates’ files, or (B) references to a document(s) if such document(s) is not in Seller’s or its Affiliates’ files; (4) defects in the chain of title prior to January 1, 1999 which have not resulted in any adverse claims since such date; (5) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant Property; (6) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another party’s actual and superior claim of title to the relevant Property; (7) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws; (8) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for seven and a half years or more; (9) defects based on failure to record Leases issued by any Governmental Authority, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Property is located; (10) defects based on a gap in Seller’s chain of title in the county records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice; (11) defects that have been cured by applicable Laws of limitations or prescription; provided that such cure is free of reasonable doubt; (12) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor under a Lease which is not held by production unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Property; or (13) the matters set forth on Schedule 4.05.

Section 4.06                             Notice of Title Defects.  If Buyer discovers any Title Defect, Buyer shall promptly notify Seller thereof on or prior to the expiration of the Title Examination Period.  To be effective, such notice (a “Title Defect Notice”) shall be in writing and shall include (a) a description of each alleged Title Defect, (b) the Asset or portion thereof affected thereby (each “Title Defect Property”), (c) the value of such Title Defect Property (which shall be the Allocated Value thereof), (d) documentation sufficient to reasonably support such asserted Title

Defect, and (e) the amount which Buyer reasonably believes to be the Title Defect Amount resulting from such alleged Title Defect and the computations and information upon which Buyer’s belief is based.  To give Seller an opportunity to commence reviewing and curing any Title Defects, Buyer agrees to use reasonable efforts to give Seller, each Monday following the execution of this Agreement but prior to the expiration of the Title Examination Period, written notice of all Title Defects (as well as any claims that would be claims under the Special Warranty set forth in Section 4.02) discovered by Buyer during the previous week, which notice may be preliminary in nature and supplemented prior to expiration of the Title Examination Period.  Subject to Buyer’s rights with respect to any breach by Seller of Section 7.03, and without Buyer’s rights under Seller’s Special Warranty, any matters that may otherwise constitute Title Defects but that are not specifically disclosed to Seller pursuant to a Title Defect Notice delivered to Seller prior to the expiration of the Title Examination Period shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes.

Section 4.07                             Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount therefor pursuant to Section 4.11, Seller shall have the option, but not the obligation, to attempt to cure, or cause to be cured, any Title Defect prior to Closing.  In the event that any Title Defect is not cured on or before Closing:

(a)                                 unless the Parties elect the remedy set forth in Section 4.07(b), subject to Section 4.09, the Purchase Price shall be reduced by an amount (the “Title Defect Amount”) determined in good faith by the Parties pursuant to Section 4.10, in which event the Parties shall (subject to the other terms of this Agreement) proceed to Closing, each Title Defect Property shall be assigned to Buyer subject to such Title Defect and Buyer shall pay to Seller the Purchase Price as so adjusted;

(b)                                 if the Parties mutually agree, the Title Defect Property shall be retained by Seller, and the Purchase Price shall be reduced by an amount equal to the Allocated Value (or portion thereof allocable thereto) of the Title Defect Property, in which event such Title Defect Property shall become an Excluded Asset, the Parties shall (subject to the other terms of this Agreement) proceed to Closing, and Buyer shall pay to Seller the Purchase Price as so adjusted; or

(c)                                  unless the Parties elect the remedy set forth in Section 4.07(b), where the Parties do not mutually agree upon the existence of Title Defect or the Title Defect Amount, subject to the dispute resolution procedures set forth in Section 4.11, the Parties shall proceed to Closing, in which event each Title Defect Property shall be assigned to Buyer subject to such Title Defect, and Buyer shall pay to Seller the Allocated Value of the Title Defect Property, subject to adjustment following Closing based upon the determination made in accordance with Section 4.11.

Section 4.08                             Title Benefits.

(a)                                 Should either Party or such Party’s representatives discover any Title Benefit on or before the end of the Title Examination Period, Seller shall have the right, and Buyer shall have the obligation, to notify the other Party thereof on or before the end of the Title Examination Period, which notice shall include (i) a description of the Title Benefit(s), (ii) the Asset affected (each, a “Title Benefit Property”), (iii) the Allocated Value of such Title Benefit Property, (iv) documentation sufficient to reasonably support the asserted Title Benefit, and (v) the amount by which the asserting Party reasonably believes the Allocated Value of such Title Benefit Property is increased by the alleged Title Benefit and the computations and information upon which such Party’s belief is based.

(b)                                 With respect to each Title Benefit Property reported under Section 4.08(a) (or which should have been reported by Buyer under Section 4.08(a)), (i) if the net revenue interest or net acres, as applicable, of such Title Benefit Property is greater than the net revenue interest or net acres stated therefor on Exhibit A—Part 1 or Exhibit A—Part 2, as applicable, then the Purchase Price shall be increased by an amount equal to the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the increase in actual net revenue interest or net acres, as applicable, and the denominator of which is the net revenue interest or net acres stated on Exhibit A—Part 1 or Exhibit A—Part 2, as applicable, and (ii) if the working interest of such Title Benefit Property is less than the working interest stated therefor on Exhibit A—Part 1 or  Exhibit A—Part 2, as applicable (without a proportionate reduction in the corresponding net revenue interest stated on Exhibit A—Part 1 or Exhibit A—Part 2, as applicable), then the Purchase Price shall be increased by an amount mutually agreed by Seller and Buyer.  The amount by which the Purchase Price is increased pursuant to the preceding sentences of this Section 4.08(b) shall be referred to herein as the “Title Benefit Amount.”

Section 4.09                             Limitations.  Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Title Defect if the sum of all Title Defect Amounts and Environmental Defect Amounts does not exceed $750,000.00 (the “Defect Deductible”), (b) in the event that the sum of all Title Defect Amounts and Environmental Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price or other remedies provided by Seller pursuant to Section 4.07 shall be applicable only to the portion thereof that exceeds the Defect Deductible (such Defect Deductible being a true deductible), and (c) except for Buyer’s rights under the Special Warranty in Section 4.02, Section 4.07 (as limited by this Section 4.09), and Section 4.11 shall, subject to Buyer’s rights with respect to any breach by Seller of Section 7.03, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to any Title Defect or any other title matter related to the Assets and Buyer waives any and all other rights, at Law or in equity, with respect thereto.

Section 4.10                             Title Defect Amount.  The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of each Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined by the Parties in accordance with the following terms and conditions, without duplication:

(a)                                 if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(b)                                 if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)                                  if the Title Defect represents a discrepancy between (i) the net revenue interest for any Lease or Well and (ii) the net revenue interest stated therefor in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such affected Lease or Well multiplied by a fraction, the numerator of which is the net revenue interest decrease and the denominator of which is the net revenue interest stated in Exhibit A—Part 1 or Exhibit A—Part 2, as applicable;

(d)                                 if the Title Defect is that a Lease on Exhibit A covers a lesser amount of net mineral acres than set forth in Exhibit A—Part 1, then there shall be a downward adjustment to the Purchase Price equal to the amount determined by multiplying the reduction of the net mineral acres covered by the affected Lease by the amount per net mineral acre assigned to such Lease as its Allocated Value.

(e)                                  If the Title Defect is that a Lease on Exhibit A, except as already indicated on Exhibit A—Part 1, does not cover, or is not effective as to, one or more of the Designated Formations, then there shall be a downward adjustment to the Purchase Price equal to an amount determined by the Parties;

(f)                                   if the Title Defect represents an obligation upon, encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if a Title Defect  is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(g)                                  the Title Defect Amount with respect to each Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(h)                                 notwithstanding anything to the contrary in this Section 4.10, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon a Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

Section 4.11                             Resolution of Title and Environmental Matters.

(a)                                 If, after good faith efforts, Seller and Buyer are not in agreement as to (i) whether a Title Defect or an Environmental Defect asserted in a Title Defect Notice or Environmental Defect Notice exists, (ii) the Title Defect Amount of a particular Title Defect, or the Environmental Defect Amount of a particular Environmental Defect, (iii) whether a Title Benefit exists or the Title Benefit Amount, or (iv) whether a Title Defect or Environmental Defect has been cured prior to Closing, Seller and Buyer will submit the dispute to arbitration as provided in this Section following written notice from one Party to the other Party that such Party is initiating dispute resolution in accordance with this Section, such notice to describe in reasonable detail the nature and specifics of the dispute.  The matter to be arbitrated shall be submitted to a title attorney in the county where the affected Property is located (or the nearest county where a reasonably acceptable title attorney may be found), selected by Seller and Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert in the county where the affected Property is located (or the nearest county where a reasonably acceptable environmental expert may be found), selected by Seller and Buyer, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, a “Consultant”).  In the event Seller and Buyer are unable to agree on any Consultant, Seller on the one hand and Buyer on the other hand will each appoint one Consultant and the two Consultants so appointed will appoint a third Consultant and the three Consultants so appointed will resolve such matter by majority decision.  The cost of each Consultant shall be borne one-half by Buyer and one-half by Seller.  Seller and Buyer shall each present to the Consultant(s), with a simultaneous copy to the other Party, a single written statement of its position on the defect or benefit in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the 5th Business Day after appointment of the Consultant(s).  In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination.  By the 20th day following the submission of the matter to the Consultant(s), applying the principles set forth in this Section 4.11, the Consultant(s) shall make a determination of the matter submitted.  The decision of the Consultant(s) shall be in writing and conclusive and binding on Seller and Buyer and shall be enforceable against the Parties in any court of competent jurisdiction.  The Consultant(s)’ decision shall also state, when applicable, the positive or negative adjustments which the Parties should make to the Purchase Price based upon the decision rendered.   The Consultant(s) shall act as experts for the limited purpose of determining the specific title or environmental dispute presented to them, shall not act as arbitrators, may not hear or decide any matters except the specific title or environmental disputes presented to them and may not award damages, interest, costs or penalties to either Party.

(b)                                 If the Consultant(s) have made no determination with respect to the matters subject to arbitration prior to Closing, then all adjustments to the Purchase Price required as a result of the Consultant’s determination shall be accounted for in the Final Statement.

Section 4.12                             Consents to Assign.  With respect to each Consent set forth in Schedule 6.01(c), within ten (10) days after the date of this Agreement, Seller shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent as required.

(a)                                 If (1) Seller fails to obtain a Consent set forth in Schedule 6.01(c) prior to Closing and the failure to obtain such Consent would cause (A) the assignment of the

Assets affected thereby to Buyer to be void or (B) the termination of a Lease or Contract under the express terms thereof or (2) a Consent requested by Seller is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded.  In the event that a Consent (with respect to an Asset excluded pursuant to this Section 4.12(a)) that was not obtained prior to Closing is obtained within one hundred and twenty (120) days following Closing, then, within ten (10) days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in a form mutually acceptable to Seller and Buyer.

(b)                                 If Seller fails to obtain a Consent set forth in Schedule 6.01(c) prior to Closing (1) and the failure to obtain such Consent would not cause (A) the assignment of the Asset (or portion thereof) affected thereby to Buyer to be void or (B) the termination of a Lease or Contract under the express terms thereof and (2) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(c)                                  Prior to Closing and during the one hundred and twenty (120) day period following Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 6.01(c); provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

ARTICLE V
ENVIRONMENTAL

Section 5.01                             Environmental Examination Period.  Commencing on the date of the execution of this Agreement and ending May 24, 2013 at 5:00 p.m. Houston time (the “Environmental Examination Period”), Seller shall, subject to Third Party operator and surface owner approval (which, upon Buyer’s request, Seller shall use commercially reasonable efforts to obtain, provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such approval rights) and the provisions of Section 7.01 hereof, permit Buyer and/or its representatives, in a reasonable manner, during regular business hours and at Buyer’s sole risk, cost and expense, to conduct reasonable environmental inspections of the Assets, such inspections not to include any invasive samplings or testing of the Assets or the real property on which the Assets are located.  If Buyer’s inspection reasonably indicates that invasive sampling or testing of the affected Asset is required, Buyer may conduct such sampling or testing; provided that Seller provides its prior written consent.  If Seller does not provide its consent, at Buyer’s option, such affected Asset shall be excluded from the transactions contemplated by this Agreement and the Purchase Price shall be reduced by the Allocated Value (or portion thereof) of such Asset.

Section 5.02                             Environmental Defect.  An Asset shall be deemed to have an “Environmental Defect” if Buyer discovers that such Asset is subject to a condition constituting a violation of Environmental Laws.

Section 5.03                             Notice of Environmental Defects.  If Buyer discovers any Environmental Defect, Buyer shall promptly notify Seller thereof prior to the expiration of the Environmental Examination Period.  To be effective, such notice (an “Environmental Defect Notice”) shall be in writing and shall include (a) a description of each alleged Environmental Defect, (b) the Asset or portion thereof affected thereby (each “Environmental Defect Property”), (c) the value of such Environmental Defect Property (which shall be the Allocated Value thereof), (d) documentation sufficient to reasonably support such asserted Environmental Defect, and (e) the amount which Buyer reasonably believes to be the net present value (using a 10% discount rate) of the Lowest Cost Response to cure such alleged Environmental Defect and the computations and information upon which Buyer’s belief is based.  Any matters that may otherwise constitute Environmental Defects but that are not specifically disclosed to Seller pursuant to an Environmental Defect Notice prior to the expiration of the Environmental Examination Period shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes (including, without limitation, ARTICLE XII of this Agreement).

Section 5.04                             Remedies for Environmental Defects.  Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Lowest Cost Response therefor pursuant to Section 4.11, Seller shall have the option, but not the obligation, to attempt to cure, or cause to be cured, any Environmental Defect prior to Closing.  In the event that any Environmental Defect is not cured on or before Closing:

(a)                                 unless the Parties elect the remedy set forth in Section 5.04(b), subject to Section 5.05, the Purchase Price shall be reduced by an amount determined by the mutual agreement of the Parties to be the Lowest Cost Response to cure such Environmental Defect, in which event the Parties shall (subject to the other terms of this Agreement) proceed to Closing, each Environmental Defect Property shall be assigned to Buyer subject to such Environmental Defect and Buyer shall pay to Seller the Purchase Price as so adjusted (such adjustment being herein referred to as the “Environmental Defect Amount”); or

(b)                                 if the Parties mutually agree, the Environmental Defect Property shall be retained by Seller and the Purchase Price shall be reduced by an amount equal to the Allocated Value (or portion thereof allocable thereto) of each Environmental Defect Property, in which event such Environmental Defect Property shall become an Excluded Asset, the Parties shall (subject to the other terms of this Agreement) proceed to Closing, and Buyer shall pay to Seller the Purchase Price as so adjusted;

(c)                                  unless the Parties elect the remedy set forth in Section 5.04(b), where the Parties do not mutually agree upon the existence of an Environmental Defect or the Lowest Cost Response required to cure an Environmental Defect, subject to the dispute resolution procedures set forth in Section 4.11 and Section 5.04(e), the Parties shall proceed to Closing, in which event each Environmental Defect Property shall be assigned to Buyer subject to the Environmental Defect, and Buyer shall pay to Seller the Allocated Value of such Environmental Defect Property, subject to adjustment following Closing based upon the determination made in accordance with Section 4.11;

(d)                                 notwithstanding Section 5.04(b) and (c), if the Environmental Defect Amount with respect to any Environmental Defect is reasonably determined, by agreement of the Parties, to be in excess of the Allocated Value of the Environmental Defect Property affected by such Environmental Defect, then Buyer shall have the right, in its sole discretion, to exclude such Environmental Defect Property from this transaction. If Buyer elects to exclude an Environmental Defect Property pursuant to this Section 5.04(d), then the Purchase Price shall be reduced by an amount equal to the Allocated Value (or portion thereof allocable thereto) of such Environmental Defect Property, in which event such Environmental Defect Property shall become an Excluded Asset, and the Parties shall (subject to the other terms of this Agreement) proceed to Closing, and Buyer shall pay to Seller the Purchase Price as so adjusted; and

(e)                                  notwithstanding the other provisions of this Section 5.04, if Seller does not agree with Buyer’s determination that the Lowest Cost Response with respect to an Environmental Defect Property exceeds the value of such Property and the Parties have not otherwise agreed to exclude the Environmental Defect Property pursuant to Section 5.04(b), then (i) such Environmental Defect Property shall be excluded from the transaction (with the Purchase Price being reduced accordingly) pending a determination pursuant to Section 4.11 of the Environmental Defect Amount.   If the Environmental Defect Amount is determined to be in excess of the Allocated Value of such Environmental Defect Property, then the Buyer shall have the option to exclude the Property as set forth in Section 5.04(d). If the Environmental Defect Amount is determined to be less than the Allocated Value of such Environmental Defect Property, then, in a subsequent Closing, the Environmental Defect Property shall be assigned to Buyer in the same manner set forth in Section 5.04(a).

Section 5.05                             Limitations.  Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Environmental Defect if the sum of all Environmental Defect Amounts and Title Defect Amounts does not exceed the Defect Deductible, (b) in the event that the sum of all Title Defect Amounts and Environmental Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price or other remedies provided by Seller pursuant to Section 5.04 shall be applicable only to the portion thereof that exceeds the Defect Deductible (such Defect Deductible being a true deductible), and (c) Section 5.04 (as limited by this Section 5.05) and Section 4.11 shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to any Environmental Defect, any other environmental matter with respect to the Assets or Seller’s breach of any representation with respect to Environmental Laws (including Section 6.01(l) hereof), and Buyer waives any and all other rights, at Law or in equity, with respect thereto.  The aggregate Environmental Defect Amounts attributable to the effects of all Environmental Defects upon an Environmental Defect Property shall not exceed the Allocated Value of such Environmental Defect Property.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01                             Representations and Warranties of Seller and Seller Guarantor.  Seller and Seller Guarantor represent and warrant to Buyer as follows:

(a)                                 Organization.  Seller is duly formed, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its formation.

(b)                                 Qualification.  Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(c)                                  Authorization / Consents.  The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Seller’s governing body and under its organizational documents.  Other than as set forth on Schedule 6.01(c) and those consents of Governmental Authorities customarily obtained post-Closing, Seller is not required to (i) give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority or (ii) to Seller’s Knowledge, obtain any consent from any other Third Party (in each case) in order for Seller to consummate the transactions contemplated by this Agreement (each, a “Consent”).

(d)                                 Enforceability.  This Agreement has been duly executed and delivered by Seller and Seller Guarantor, and constitutes the valid and legally binding obligation of Seller and Seller Guarantor, enforceable in accordance with its terms and conditions except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity.

(e)                                  Noncontravention.  Except as described on Schedule 6.01(e), to Seller’s Knowledge, and assuming (i) compliance with all consent requirements and preferential rights to purchase or similar rights applicable to the transactions contemplated hereby and (ii) the release at the Closing of the mortgages and security interests upon the Assets securing Seller’s and/or its Affiliates’ credit facilities, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Seller will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under:  (A) any applicable Law, (B) the organizational documents of Seller, or (C) any Material Contract.

(f)                                   Litigation.  Except for the litigation described on Schedule 6.01(f), as of the date of this Agreement there are no suits, actions or litigation before or by any

Governmental Authority that are pending or, to Seller’s Knowledge, threatened against (i) Seller that are attributable to Seller’s ownership of the Assets or (ii) the Assets.

(g)                                  Brokers’ Fees.  Except as described on Schedule 6.01(g), Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer will be liable or obligated.

(h)                                 3D Seismic.  To the extent permitted by the 3D Seismic License and subject to Buyer’s payment of any fees pursuant to such license, Seller has transferred, or prior to Closing, will transfer, the 3D Seismic Data and the 3D Seismic License to Buyer, and Buyer shall have the right to use the 3D Seismic Data without any restriction, other than those imposed upon the original counterparty to the 3D Seismic License.

(i)                                     Taxes.  Except as described on Schedule 6.01(i), (i) Seller has timely filed or caused to be filed on its behalf all material Tax Returns attributable to Production Taxes that are required to be filed by it (taking into account any valid extension of the due date for filing), and all such Tax Returns are true and correct in all material respects; (ii) during the period of Seller’s ownership of the Assets, all Production Taxes that have become due and payable have been duly paid, except to the extent being disputed in good faith, (iii) there are no administrative proceedings or lawsuits pending against the Assets by any Governmental Authority with respect to such Taxes, and (iv) there are no liens (other than Permitted Encumbrances) on any of the Assets that arose in connection with the failure (or alleged failure) to pay any such Tax.

(j)                                    Royalty Payments.  Except as described on Schedule 6.01(j), (i) where Seller is the party responsible for royalty payments, Seller has paid all shut-in royalties, overriding royalties and other royalties or similar burdens on production with respect to the Leases that have become due and payable as of the Effective Time (“Royalties”)  (other than (x) immaterial amounts and (y) royalties held in escrow or suspense accounts or escheated) due from Seller and (ii) where a Third Party operator is responsible, to Seller’s Knowledge, such Third Party operator has paid all Royalties (other than (x) immaterial amounts and (y) royalties held in escrow or suspense accounts).

(k)                                 Hydrocarbon Sales.  Except as described on Schedule 6.01(k), Seller is not obligated by virtue of a production payment or any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Assets at some future time without then or thereafter receiving payment for the production commensurate with Seller’s ownership in and to the Assets.

(l)                                     Environmental Notices.  Except as described on Schedule 6.01(l), as of the date of this Agreement, Seller has not received any written notice of material violation of any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise remedied.  Except as set out in Schedule 6.01(l), to Seller’s Knowledge, no condition currently exists on the Assets which could reasonably be expected to result in a material violation of any Environmental Law. This Section 6.01(l)

is the sole and exclusive representation by Seller or its Affiliates with respect to any Environmental Law or environmental matter.

(m)                             Compliance with Laws.  Except as described on Schedule 6.01(m), to Seller’s Knowledge, Seller’s operation of the Assets has, in all material respects, been in accordance with all Laws, orders, rules and regulations (other than Environmental Laws) of all Governmental Authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all Hydrocarbons attributable thereto.  To Seller’s Knowledge, since the Effective Time, Seller has not received any written notice of any such material violation.  Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 6.01(m) with respect to any matters relating to the environment or Environmental Law.

(n)                                 Contracts.  To Seller’s Knowledge, Exhibit A — Part 5 lists all Material Contracts.  As of the date of this Agreement, Seller has not received any written notice alleging any breach by Seller of such Material Contracts that has not been previously cured or otherwise remedied. With respect to Material Contracts where Seller’s counterparty is an Affiliate of Seller or Seller Guarantor, any and all sales of Hydrocarbons pursuant to such Material Contract, or services provided under such Material Contract, including without limitation, Hydrocarbon gathering and transportation service, are on an arm’s length basis.

(o)                                 AFEs.  Schedule 6.01(o) contains a true and correct list as of the Effective Time of all material authorities for expenditures (collectively, “AFEs”) to drill or rework Wells or for capital expenditures with respect to the Assets that have been proposed by any Person having authority to do so other than internal AFEs of Seller not delivered to Third Parties. For the purposes of this Section 6.01(o), an AFE shall be material if, net to Seller’s interest, such AFE exceeds $37,500 and such AFE is (or was as of the Effective Time) valid and outstanding.

(p)                                 Preferential Purchase Rights.  Schedule 6.01(p) sets forth those preferential rights to purchase or similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.

(q)                                 Imbalances.  Except as set forth on Schedule 6.01(q), (i) where Seller is the operator, there are no material Imbalances associated with the Assets as of the dates set forth on Schedule 6.01(q), and (ii) where a Third Party is the operator, to Seller’s Knowledge, there are no material Imbalances associated with the Assets as of the dates set forth on Schedule 6.01(q).

(r)                                    Payout Balances.  Where Seller is the operator, Schedule 6.01(r-1) contains a list of the estimated status of any “payout” balance, as of the dates shown in such Schedule, for each Property that is subject to a reversion or other adjustment at some level of cost recovery or payout.  Where a Third Party is the operator, to Seller’s Knowledge, Schedule 6.01(r-2) contains a list of the estimated status of any “payout” balance, as of the dates shown in such Schedule, for each Property that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(s)                                   Foreign Person.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 6.02                             Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a)                                 Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Texas.

(b)                                 Qualification.  Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(c)                                  Authorization / Consents.  The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational documents.  Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority or, except as set out in Schedule 6.02(c) hereto, any Third Party in order for Buyer to consummate the transactions contemplated by this Agreement.

(d)                                 Enforceability.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e)                                  Noncontravention.  Except where same would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under:  (i) any applicable Law, (ii) the organizational documents of Buyer, or (iii) any material contract of Buyer.

(f)                                   Litigation.  There are no suits, actions or litigation before or by any Governmental Authority that are pending or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(g)                                  Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller will be liable or obligated.

(h)                                 Financing.  Buyer has, or will have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable Buyer to pay the Purchase Price to Seller at the Closing.

(i)                                     Investment.  Buyer is an experienced and knowledgeable investor in the oil and gas business.  Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof.  In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent valuation and due diligence investigation of the Assets.

(j)                                    Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended.  Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.

ARTICLE VII
CERTAIN COVENANTS

Section 7.01                             Access.  Buyer hereby agrees to defend, indemnify, release and hold harmless the Seller Indemnitees and all co-owners of the Assets from and against any and all Liabilities arising out of or relating to the access to Seller’s or its Affiliates’ offices or the Assets by Buyer and/or its Affiliates and their respective officers, employees, agents, advisors and representatives in connection with this Agreement or any due diligence activity conducted by Buyer or its Affiliates or any of their respective officers, employees, agents, advisors or representatives in connection with the transactions contemplated by this Agreement.  THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS Section 7.01 SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE.

Section 7.02                             Confidentiality.  Buyer acknowledges that, by virtue of its right of access to the Files and the Assets hereunder, Buyer will become privy to confidential and other information of Seller and its Affiliates and that such confidential information shall be held confidential by Buyer and Buyer’s and its Affiliates and their respective officers, employees, agents, advisors or representatives in accordance with the terms of the Confidentiality Agreement.  If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets).

Section 7.03                             Dispositions of Assets.  During the Interim Period, Seller shall not, without the prior consent of Buyer (which consent shall not be unreasonably withheld or delayed), transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for (a)

sales and dispositions of Hydrocarbon production in the ordinary course of business, (b) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, or (c) transfers, farmouts, sales or other similar dispositions of Assets, in one or more transactions, not exceeding $37,500 of consideration (in any form).

Section 7.04                             Operations.  During the Interim Period, except as set forth on Schedule 7.04, Seller shall not, without Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed, (a) propose, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost Seller in excess of $37,500; (b) consent to any operation with respect to the Assets reasonably expected to cost Seller in excess of $37,500 that is proposed by any Third Party, or elect not to participate in any operation with respect to the Assets that is proposed by any Third Party; (c) enter into any contract that would constitute a Material Contract hereunder; except in each case of subsections (a) through (c) above, where such operation is (i) in connection with an AFE listed in Schedule 6.01(o), (ii) in response to an emergency, or (iii) is necessary to maintain or prevent forfeiture of a Lease or other Property; (d) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets; or (e) except for the Permitted Encumbrances, mortgage or pledge or create or suffer to exist any encumbrance on any of the Assets.  Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Seller or Affiliates of Seller shall not constitute a breach of the provisions of this Section 7.04, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.04.

Section 7.05                             Governmental Bonds.  Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets, are transferable or are to be transferred to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates.  In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities for Buyer to own and, where appropriate, operate, the Assets.

Section 7.06                             Non-Solicitation of Employees.  From and after the date of this Agreement until the date that is 12 months after the Closing Date or the date this Agreement is terminated pursuant to Section 11.01, Buyer and its Affiliates may not solicit or hire any officer or employee of Seller or its Affiliates without first obtaining the prior written consent of Seller; provided that this prohibition shall not apply to offers of employment made by Buyer or its Affiliates (i) to Seller’s field employees whose primary responsibility is to operate the Assets or (ii) pursuant to a general solicitation of employment to the public or the industry.

Section 7.07                             Operatorship.  During the Interim Period, Seller shall remain the operator of those Assets that Seller currently operates (the “Seller Operated Assets”).  At or prior to the Closing Date, Seller shall send notices to co-owners of the Seller Operated Assets stating that

Seller is resigning as operator, effective upon the Closing, and recommending that Buyer be elected successor operator for the Seller Operated Assets from and after the Closing.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01                             Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)                                 Representations.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date.

(b)                                 Performance.  Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

(c)                                  Pending Matters.  No suit, action or other proceeding (instituted by a Person other than Seller or its Affiliates) shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)                                 Execution and Delivery of Closing Documents.  Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Seller all of the documents described in Section 9.04 and Buyer shall be ready, willing and able to deliver to Seller the Adjusted Purchase Price.

(e)                                  Performance Bonds.  Buyer shall have obtained, or caused to be obtained, in the name of Buyer, replacements for Seller’s and/or Seller’s Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 7.05.

Section 8.02                             Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)                                 Representations.  The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date.

(b)                                 Performance.  Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

(c)                                  Pending Matters.  No suit, action or other proceeding (initiated by a Person other than Buyer or its Affiliates) shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)                                 Release of Liens.  All liens, mortgages or other encumbrances created by, through or under Seller or any of its Affiliates burdening the Assets shall have been released.

(e)                                  Execution and Delivery of Closing Documents.  Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.03.

ARTICLE IX
CLOSING

Section 9.01                             Time and Place of Closing.  If the conditions referred to in Article VIII have been satisfied or waived in writing, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins LLP located at 1001 Fannin Street, Houston, Texas 77002, at 10:00 a.m., Houston time, on June 5th, 2013 or such earlier or later date as is mutually agreed by the Parties (the “Closing Date”).

Section 9.02                             Closing Statement; Adjustments to Purchase Price at Closing.  Seller shall prepare and deliver to Buyer not later than 3 Business Days prior to Closing, a statement which sets forth Seller’s good faith estimate of the adjustments of the Purchase Price made in accordance with the following provisions (the “Closing Statement”):

(a)                                 At the Closing, the Purchase Price shall be increased in the following amounts:

(i)                                     all costs and expenses (including royalties, Production Taxes, capital expenditures, lease operating expenses, and overhead, but excluding rentals, lease renewals, and other lease maintenance payments) paid by Seller that are (A) attributable to the Assets and (B) attributable to any period of time from and after the Effective Time;

(ii)                                  the Overhead Costs (less any amounts received by Seller from Third Parties pursuant to any applicable joint operating agreement burdening the Assets);

(iii)                               the value of all Hydrocarbons produced from or attributable to the Properties prior to the Effective Time that are in storage prior to sale and that are upstream of the sales metering point as of the Closing Date;

(iv)                              the sum of all mutually agreed Title Benefit Amounts in excess of an amount equal to fifty percent of the Defect Deductible; and

(v)                                 any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

(b)                                 At the Closing, the Purchase Price shall be decreased, as set forth in the Closing Statement, in the following amounts:

(i)                                     except for any Excluded Asset, the amount of all proceeds received by Seller with respect to the Assets that are attributable to the period of time from and after the Effective Time (but in no event including Hydrocarbons produced prior to the Effective Time);

(ii)                                  the sum of all mutually agreed Title Defect Amounts (subject to Section 4.09) with respect to the Assets pursuant to Section 4.07(a) and the sum of all mutually agreed Environmental Defect Amounts (subject to Section 5.05) with respect to the Assets pursuant to Section 5.04(a);

(iii)                               the Allocated Value of any Assets removed from the transaction pursuant to Section 4.07(b), Section 4.12(a), Section 5.01, Section 5.04(b) or Section 5.04(d);

(iv)                              except for those Leases described in Section 4.05(b), the amount obtained by multiplying (a) Four Hundred Dollars ($400.00) by (b) the number of net acres attributable to Leases that have primary terms that expire on or before September 30, 2013 that have not been otherwise extended by the Closing Date such that the new expiration date is subsequent to September 30, 2013 by (c) the working interest share of Seller in such Leases; and

(v)                                 any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

(c)                                  At Closing, Buyer and Seller shall agree upon any final adjustments to the Purchase Price, including, without limitation, any adjustments to the Closing Statements based upon Buyer’s and Seller’s joint election to exclude Assets from the transaction pursuant to Section 4.07(b), Section 5.04(b), or Section 5.04(d) (the “Agreed Closing Statement”).

(d)                                 Seller shall prepare within 90 days after the Closing Date and furnish to Buyer a final accounting statement setting forth the adjustments and pro-rating of any amounts provided for in Article IX or elsewhere in this Agreement, including, without limitation, any adjustments required pursuant to the dispute resolution procedures set forth in Section 4.11 (the “Final Accounting Statement”) together with reasonable supporting documentation.  Buyer shall within 15 days after receipt of the Final Accounting Statement deliver to Seller a written report (together with reasonable supporting documentation) containing any changes that Buyer proposes be made to such Final Accounting Statement (the “Dispute Notice”).  The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than 5 days after such agreement.  During the foregoing periods of time, either Party may at its own expense audit the other Party’s books, accounts and records relating to production proceeds, operating expenses and Taxes paid that may have been adjusted on account of this transaction.  Such audit shall be conducted so as to cause a minimum of inconvenience to the audited Party.  The occurrence of the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to either Party pursuant to any provision of this Agreement.

(e)                                  If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within 15 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to Grant Thorthon LLP, or such other party as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Accounting Statement and any other documentation such Party may desire to submit.  Within 30 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

Section 9.03                             Actions of Seller at Closing.  At the Closing, Seller shall:

(a)                                 execute and deliver to Buyer assignments, substantially in the form of Exhibit C (the “Assignments”), and such other instruments, in form and substance mutually agreed upon by Buyer and Seller, as may be necessary or desirable to convey ownership, title and possession of the Assets to Buyer;

(b)                                 deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of the Code;

(c)                                  deliver to Buyer releases of any mortgages and terminations of any security interests (in each case) with respect to the Assets that secure Seller’s and/or its Affiliates’ credit facilities; and

(d)                                 execute and deliver any other agreements that are provided for herein or are necessary or desirable to effectuate the transactions contemplated hereby.

Section 9.04                             Actions of Buyer at Closing.  At the Closing, Buyer shall:

(a)                                 deliver to Seller the Adjusted Purchase Price, less the Deposit, by wire transfer as set forth in Section 3.01;

(b)                                 deliver to Seller counterparts of the Assignments executed by Buyer; and

(c)                                  execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

ARTICLE X
CERTAIN POST-CLOSING OBLIGATIONS

Section 10.01                      Operation of the Assets After Closing.  It is expressly understood and agreed that neither Seller nor any of its Affiliates  shall be obligated to continue operating any of the Assets upon and after the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets upon and after the Closing.  Seller agrees to reasonably cooperate (without any obligation to expend money) with Buyer following Closing to assist Buyer in its efforts to be named successor operator with respect to the Assets.

Section 10.02                      Top Leases Prior to Closing.  Subject to Buyer having satisfied the Defect Deductible in the manner described below, Buyer shall be entitled to reimbursement (of a portion of the Purchase Price) from Seller for each Lease which has not previously been subject to a Title Defect Notice which, at Closing, (i) is not held by the production of Hydrocarbons in paying quantities (as determined under the terms of the respective Lease or law, as applicable), (ii) has a primary term that expires on or before September 30, 2013, and (iii) with respect to which a Third Party has obtained a Top Lease between April 30, 2013 and the Closing Date covering the lands which are subject to such Lease (a “Burdened Lease”); provided, however, that Buyer shall not be entitled to reimbursement if, Seller performs drilling operations on such Burdened Lease sufficient to perpetuate the Lease beyond its primary term.  For the purposes of this Agreement, the term “Top Lease” shall mean a lease granted by a landowner during the existence of a recorded mineral lease which is to become effective if and when the existing lease expires or is terminated.  Buyer shall promptly notify Seller of any reimbursement obligation arising under this this Agreement by providing Seller notice of the expiration and a copy of the subject Top Lease.  Buyer shall only be entitled to reimbursement from Seller under this Section 10.02 of either (a) the aggregate of Title Defects and Environmental Defects at Closing exceeded the Defect Deductible or (b) the sum of (i) the Title Defects and Environmental Defects at Closing plus (ii) the Allocated Value of the Burdened Leases exceeds the Defect Deductible, and in the case of subparagraph (b), Buyer shall only be entitled to reimbursement to the extent that the sum of clause (i) and (ii) exceeds the Defect Deductible.  The amount of reimbursement to which Buyer shall be entitled shall be an amount equal to the Allocated Value of such Lease.  Seller may either account for any reimbursement required by this Section in the Final Accounting Statement, or, if the Final Accounting Statement has already been issued and agreed, then Seller shall reimburse to Buyer an amount equal to the Allocated Value (or portion thereof, should any Top Lease cover less than all of the lands subject to a Lease) for any such expired Lease within 15 days following its receipt of notice of an expiration under this Section.

Section 10.03                      Files.  Seller shall make the Files available for pickup by Buyer within 10 days after the Closing and Buyer shall pick up such Files on such date or within 5 days thereafter.

Section 10.04                      Financial Statements.  Seller shall provide Buyer with reasonable assistance in preparing financial statements of the Assets for the two fiscal years prior to Closing (and for such additional time periods which Buyer may reasonably require should Seller and

Buyer have different fiscal years), and for the interim period prior to Closing, in each case to the extent required by the SEC in accordance with SEC rules and guidance for business combinations, and provided that Buyer has requested from the SEC any relief potentially available with respect to the preparation of all or any portion of such statements, including, without limitation, a request that the SEC accept audited statements of historical oil and gas revenues and direct operating expenses for the applicable periods to satisfy any requirements for acquired company financial statements under Rule 3-05 of S-X.

Section 10.05                      Financial Records and Access to Information.  To the extent necessary to satisfy Section 10.04, Seller shall make the Financial Records available to the Buyer and its representatives at Seller’s offices within a reasonable period of time, and shall provide Buyer with reasonable access, at reasonable times and upon prior notice, to the employees of Seller associated with the preparation of those Financial Records for purposes of performing Buyer’s required audits and filings described in Section 10.04.

Section 10.06                      Further Cooperation.  After the Closing, and subject to the terms and conditions of this Agreement, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer in the manner contemplated by this Agreement.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets made by the proper Party hereunder; provided that Seller shall have no further responsibility for any Operating Expenses following the adjustments made pursuant to the Final Accounting Statement.

Section 10.07                      Document Retention.

(a)                                 Inspection.  Subject to the provisions of Section 10.07(b), Buyer agrees, and will cause  its respective assigns to agree, that the Files shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of 7 years following the Closing Date (or for such longer period as may be required by Law or Governmental Authorities) and that Seller may, during such period and at its expense, make such copies thereof as it may reasonably request.

(b)                                 Destruction.  Without limiting the generality of the foregoing, for a period of 7 years after the Closing Date (or for such longer period as may be required by Law or by Governmental Authorities), Buyer shall not, and shall cause its respective assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Files without first offering Seller the opportunity, at Seller’s expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof.

Section 10.08                      Suspense Accounts.  At Closing, Seller shall transfer or cause to be transferred to Buyer all funds held by Seller in suspense related to proceeds of production and attributable to Third Parties’ interests in the Properties or Hydrocarbon production from the Properties, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects.  Buyer agrees to administer all such accounts and assume all payment obligations relating to such funds in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties and such obligations shall become part of the Assumed Obligations.

ARTICLE XI

TERMINATION

Section 11.01                      Right of Termination.  This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(a)                                 by mutual written consent of the Parties;

(b)                                 by either Party, by written notice to the other, if the Closing shall not have occurred on or before June 20, 2013; provided, however, that no Party can so terminate this Agreement if such Party is at such time in material breach of this Agreement;

(c)                                  by Seller, by written notice to Buyer, at Seller’s option, in the event the conditions set forth in Section 8.01 are not satisfied to the satisfaction of Seller at or prior to the Closing Date;

(d)                                 by Buyer, by written notice to Seller, at Buyer’s option, if the conditions set forth in Section 8.02 are not satisfied to the satisfaction of Buyer at or prior to the Closing Date; or

(e)                                  by either Party, by written notice to the other, if the sum of all Title Defect Amounts and Environmental Defect Amounts exceeds 15% of the Purchase Price.

Section 11.02                      Effect of Termination.  In the event that the Closing does not occur as a result of either Party exercising its right not to close pursuant to Section 11.01, then, except as provided in Section 3.02 and except for the provisions of Section 1.01, Section 1.02, Section 7.01, Section 7.02, this Section 11.02, Section 12.06, Section 12.08, Section 12.10, Section 13.01 and ARTICLE XIV (other than Section 14.01, Section 14.02, and Section 14.03), this Agreement shall thereafter be null and void and neither Party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any Party from Liability for any willful breach of its covenants or agreements hereunder; provided that if Seller retains the Deposit together with any interest earned thereon, as liquidated damages pursuant to Section 3.02(b), then such retention shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer.  Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any indirect, consequential, punitive or exemplary damages, or damages for lost profits of any kind or loss of business opportunity.

ARTICLE XII
ASSUMPTION AND INDEMNIFICATION

Section 12.01                      Assumption and Indemnity.  As of the Closing, Buyer assumes and agrees to pay, perform and discharge, or cause to be paid, performed, and discharged, all obligations and Liabilities with respect to the Assets arising on or after the Effective Time and the following obligations and Liabilities, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time:

(a)                                 all obligations (whether arising by Law or by contract) to properly plug and abandon all wells and dismantle, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Properties or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands;

(b)                                 Production Taxes allocable to Buyer pursuant to Section 2.04 (except to the extent any such Production Tax is economically borne by Buyer pursuant to the application of Section 9.02(a)(i));

(c)                                  all Liabilities attributable to the Assets arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law or otherwise relating to the environmental condition of the Assets; and

(d)                                 all obligations to settle any Imbalances.

All such assumed obligations and Liabilities described above in this Section 12.01 are collectively referred to herein as the “Assumed Obligations.”

Section 12.02                      Indemnification by Buyer.  Effective as of Closing, Buyer hereby defends, releases, indemnifies and holds harmless the Seller Indemnitees from and against any and all Liabilities caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to (i) any Assumed Obligation or (ii) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement.  The amount of Liabilities for which Seller is entitled to indemnity under this Section 12.02 shall be reduced by (i) the amount of insurance proceeds realized by Seller or any of its Affiliates and (ii) an amount equal to any Tax benefit realized or to be realized by Seller or any of its Affiliates as a result of such indemnified Liabilities.

Section 12.03                      Buyer’s Environmental Indemnification.  Notwithstanding anything herein to the contrary, in addition to the indemnities set forth in Section 12.02, effective as of the Closing, Buyer and its successors and assigns shall assume (as part of the Assumed Obligations), be responsible for, shall pay  on a current basis and defend, indemnify, hold harmless and forever release the Seller Indemnitees from and against any and all Liabilities arising from, based upon, related to or associated with any environmental condition or other environmental matter related or attributable to the Assets, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence, disposal or removal of any pollutant, contaminant, or hazardous or toxic substance, waste or material of any kind regulated under any Environmental Law in, on or under the Assets or other property (whether neighboring or otherwise) and including any Liability of any Seller Indemnitees with respect to the Assets under any Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.), the Clean Water Act (33 U.S.C. §§ 466 et. seq.), the Safe Drinking Water

Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et. seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et. seq.), the Oil Pollution Act (33 U.S.C. § 2701 et. seq.), any and all amendments to the foregoing, and all state and local Environmental Laws.

Section 12.04                      Indemnification by Seller and Seller Guarantor.  From and after Closing, Seller and Seller Guarantor hereby defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Liabilities, other than Buyer’s Assumed Obligations, relating to the Assets arising prior to the Effective Time, and any and all Liabilities caused by, arising from or attributable to the breach by Seller or Seller Guarantor of any of its representations, warranties, covenants or agreements contained in this Agreement.  The amount of Liabilities for which Buyer is entitled to indemnity under this Section 12.04 shall be reduced by (i) the amount of insurance proceeds realized by Buyer or any of its Affiliates and (ii) an amount equal to any Tax benefit realized or to be realized by Buyer or any of its Affiliates as a result of such indemnified Liabilities.

Section 12.05                      Limitations.  Notwithstanding anything herein to the contrary, Seller shall not incur, and shall have no obligation to the Buyer Indemnitees under this Agreement or in connection with the transactions contemplated hereby with respect to, any Liability unless written notice of such Liability is provided to Seller within 12 months after Closing.

(a)                                 The Buyer Indemnitees shall not be entitled to assert any right to indemnification pursuant to Section 12.04 until the aggregate amount of all Liabilities actually suffered by the Buyer Indemnitees in connection therewith exceeds 1.0% of the Purchase Price (the “Indemnity Deductible”) and then only to the extent such Liabilities exceed, in the aggregate, the Indemnity Deductible (it being agreed that such Indemnity Deductible shall be a true deductible).

(b)                                 In no event shall Seller ever be required to indemnify the Buyer Indemnitees for Liabilities under Section 12.04 exceeding, in the aggregate, 30% of the Purchase Price; and Buyer (on its own behalf and on behalf of the other Buyer Indemnitees) waives, releases and forever discharges Seller from any and all Losses under Section 12.04 in excess of this aggregate amount.

(c)                                  Seller shall not have any liability for any indemnification under Section 12.04 with respect to any breach by Seller of any representation or warranty set forth in Section 6.01(i) to the extent attributable to any Production Tax allocable to Buyer under Section 2.04, except for any penalties, interest or additions to Tax imposed with respect to such Production Tax by a Governmental Authority as a result of such breach.

Section 12.06                      Negligence and Fault.  THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT (INCLUDING SECTION 7.01, SECTION 12.02,  Section 12.03 AND SECTION 12.04) SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION

OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE.

Section 12.07                      Exclusive Remedy.  From and after Closing, each of the Parties acknowledges and agrees that its sole and exclusive remedy with respect to any and all Liabilities pursuant to or in connection with this Agreement, the purchase of the Assets by Buyer and the sale of the Assets by Seller or otherwise in connection with the transactions contemplated hereby shall be limited to the indemnification provisions set forth in this Agreement.  Except for the remedies contained in this ARTICLE XII, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Seller and its Affiliates and all such parties’ shareholders, partners, members, board of directors and/or supervisors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use or operation of the Assets or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et. seq.), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates, excluding, however, any contractual rights (apart from this Agreement) existing as of the date hereof between (a) Buyer or any of Buyer’s Affiliates, on the one hand, and (b) Seller or any of Seller’s Affiliates, on the other hand, under contracts between them relating to the Assets (if any).

Section 12.08                      Expenses.  Notwithstanding anything herein to the contrary, the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to enter into, and consummate the transactions contemplated by, this Agreement.

Section 12.09                      Survival; Knowledge.

(a)                                 The representations and warranties of Seller and Buyer in ARTICLE VI (other than the representations in Section 6.01(g) and Section 6.02(g)) and the covenants and agreements of Seller shall survive the Closing for a period of 12 months.  Subject to the foregoing and as set forth in Section 12.09(b) and Section 12.09(c), the remainder of this Agreement shall survive the Closing without time limit.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)                                 The indemnities in Section 12.02 shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered on or before such termination date.

(c)                                  The indemnities in Section 12.04 shall terminate as of the second anniversary of the execution of this Agreement.

Section 12.10                      Non-Compensatory Damages.  None of the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind or loss of business opportunity arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnitees, and Seller, on behalf of each of the Seller Indemnitees, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits or loss of business opportunity, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 12.11                      Indemnification Actions.  All claims for indemnification under this ARTICLE XII shall be asserted and resolved as follows:

(a)                                 For purposes of this Agreement, the term “Indemnitor” when used in connection with particular damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such damages pursuant to this Agreement, and the term “Indemnitee” when used in connection with particular damages shall mean a Person having the right to be indemnified with respect to such damages pursuant to this Agreement.

(b)                                 To make claim for indemnification under this ARTICLE XII, an Indemnitee shall notify the Indemnitor of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a “Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnitee to give notice of a Claim as provided in this Section 12.11 shall not relieve the Indemnitor of its obligations under this ARTICLE XII except to the extent (and only to the extent of such incremental damages incurred) such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Claim or otherwise prejudices the Indemnitor’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)                                  In the case of a claim for indemnification based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to notify the Indemnitee whether or not it agrees to indemnify and defend the Indemnitee against such Claim under this ARTICLE XII.  The Indemnitee is authorized, prior to and during such

30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.

(d)           If the Indemnitor agrees to indemnify the Indemnitee, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement thereof, subject to the terms hereof.  If requested by the Indemnitor, the Indemnitee agrees to cooperate in contesting any Claim which the Indemnitor elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnitor pursuant to this Section 12.11.  An Indemnitor shall not, without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnitee’s Liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all Liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnitor does not agree to indemnify the Indemnitee within the 30 day period specified in Section 12.11(c) or fails to give notice to the Indemnitee within such 30 day period regarding its election or if the Indemnitor agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnitee shall have the right to defend against the Claim (at the sole cost and expense of the Indemnitor, if the Indemnitee is entitled to indemnification hereunder), with counsel of the Indemnitee’s choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Indemnitor without the prior written consent of such Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)            In the case of a claim for indemnification not based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to (i) cure the damages complained of, (ii) agree to indemnify the Indemnitee for such Damages, or (iii) dispute the claim for such damages. If such Indemnitor does not respond to such Claim Notice within such 30 day period, such Indemnitor will be deemed to dispute the claim for damages.

Section 12.12       Characterization of Indemnity Payments.  The Parties agree that any indemnity payments made pursuant to this ARTICLE XII shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

ARTICLE XIII
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 13.01       Disclaimers of Representations and Warranties.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 6.01 OR Section 4.02 OF THIS AGREEMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, SUPERVISOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 6.01 OR Section 4.02 OF THIS AGREEMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 6.01 OR Section 4.02 OF THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE

TIME OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT, THE  ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)           OTHER THAN EXPRESSLY SET FORTH IN Section 6.01(l) OF THIS AGREEMENT, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.  SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE V OF THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER ACKNOWLEDGES IT HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e)           SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 13.01 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE XIV
MISCELLANEOUS

Section 14.01       Transfer Taxes.  All sales, use or other similar Taxes (other than, for the avoidance of doubt, Income Taxes) and duties, levies or other governmental charges, if any, incurred by or imposed with respect to the transfer undertaken pursuant to this Agreement (“Transfer Taxes”) shall be the responsibility of, and shall be paid by, Buyer.

Section 14.02       Cooperation on Tax Returns and Tax Proceedings.  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the Assets.

Section 14.03       Filings, Notices and Certain Governmental Approvals.  As soon as reasonably possible after the Closing, but in no event later than 90 days after such Closing, Buyer shall remove the names of Seller and its Affiliates, including “Gastar” and all variations thereof, from the Assets.  Promptly after Closing, Buyer shall make all requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish all transactions contemplated by this Agreement.

Section 14.04       Entire Agreement.  This Agreement, the Confidentiality Agreement, the documents to be executed pursuant hereto and the exhibits and schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified, waived or terminated.

Section 14.05       Waiver.  No waiver of any of the provisions of this Agreement or rights hereunder shall be deemed or shall constitute a waiver of any other provisions hereof or right hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.06       Publicity.  Each Party shall consult with the other Party prior to making any public release concerning this Agreement or the transactions contemplated hereby and, except as required by applicable Law or by any Governmental Authority or stock exchange, no Party shall issue any such release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 14.07       No Third Party Beneficiaries.  Except with respect to the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract.

Section 14.08       Assignment.  Buyer may not assign or delegate any of its rights or duties hereunder without the prior written consent of Seller and any assignment made without such consent shall be void.  Any assignment made by Buyer as permitted hereby shall not relieve Buyer from any Liability or obligation hereunder.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 14.09       Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE

EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN SAN ANTONIO, BEXAR COUNTY, TEXAS.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 14.10       Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), telex, facsimile or telecopy to the addresses of Seller and Buyer set forth below.  Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next Business Day.

Seller:	Gastar Exploration Texas, LP
Attention: J. Russell Porter
1331 Lamar, Suite 650
Houston, TX 77010
Phone: 713-739-1800
Fax: 713-739-0458

Buyer:	Cubic Energy, Inc.
Attention: Calvin A. Wallen, III
9870 Plano Road
Dallas, Texas 75238
Phone: 972-681-8047
Fax: 972-681-9687

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

Section 14.11       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.12       Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.  Any signature hereto delivered by a Party by facsimile or electronic transmission shall be deemed an original signature hereto.

Section 14.13       Amendment.  This Agreement may be amended only by an instrument in writing executed by all Parties.

Section 14.14       Schedules and Exhibits.   The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

Section 14.15       Seller Guarantor Guaranty.  Seller Guarantor is a party to this Agreement solely for the purposes of Section 6.01, Section 12.04, and this Section 14.15.  In consideration of the transactions contemplated by this Agreement, the receipt and sufficiency of which are hereby acknowledged, Seller Guarantor hereby unconditionally and irrevocably guarantees payment and performance by Seller of the obligations of Seller under this Agreement, subject to any defenses of Seller.  In no event shall the aggregate liability of Seller Guarantor and Seller arising under or related to this Agreement and the transactions contemplated hereby, whether based in contract, tort, strict liability, other Law or otherwise, exceed 30% of the Adjusted Purchase Price.   Capitalized terms used in this Section 14.15 shall have the meanings given to them in Article I of this Agreement.  The provisions of Section 12.10 and the remaining Sections of this ARTICLE XIV are incorporated in this Section 14.15, mutatis mutandis, except that notices and other communications hereunder to Seller Guarantor shall be delivered to:

Gastar Exploration USA, Inc.

1331 Lamar, Suite 650

Houston, TX 77010

Attention:  J. Russell Porter

Facsimile:  713-739-0458

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, Seller, Seller Guarantor, and Buyer have executed this Agreement as of the date first written above.

SELLER

GASTAR EXPLORATION TEXAS, LP

By:	GASTAR EXPLORATION TEXAS LLC

By:	GASTAR EXPLORATION USA, INC.

	By:	/s/ Michael Gerlich
	Name:	Michael Gerlich
	Title:	Vice President and Chief Financial Officer

SELLER GUARANTOR
(solely for purposes of Section 6.01, 12.04, and 14.15)

GASTAR EXPLORATION USA, INC.

	By:	/s/ Michael Gerlich
	Name:	Michael Gerlich
	Title:	Vice President and Chief Financial Officer

BUYER

CUBIC ENERGY, INC.

	By:	/s/ Calvin A. Wallen, III
	Name:	Calvin A. Wallen, III
	Title:	President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT